Exhibit 4.17

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Business Cooperation Agreement

Between

Zhejiang Anji Zhidian Holding Co., Ltd

And

Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd

March 31, 2022

Table of Contents

Recital		1
Chapter 1	Cooperation	2
Chapter 2	Effectiveness and Term	6
Chapter 3	Breach	6
Chapter 4	Termination	7
Chapter 5	Confidentiality	7
Chapter 6	Governing Law and Dispute Resolution	8
Chapter 7	General Provisions	8

I

This Business Cooperation Agreement (this “Agreement”) is made in Anji County, Zhejiang Province, China on March 31, 2022 (the “Date of Signing”) by and between:

A.

Zhejiang Anji Zhidian Holding Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its address at Room 101-27, Building 1, No. 236 Lingyan Road, Lingfeng Street, Anji County, Huzhou City, Zhejiang Province, China (“Anji Zhidian” or “Party A”);

B.

Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd., a limited liability company duly established and validly existing under the laws of China, with its address at Room 101-28, Building 1, No. 236 Lingyan Road, Lingfeng Street, Anji County, Huzhou City, Zhejiang Province, China (“Jiayu Big Data” or “Party B”);

Party A and Party B are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

Recital

WHEREAS,

1)

Party A provides business negotiation service and other services for the new energy vehicle charging facility operators to access the Kuaidian Platforms. Meanwhile, based on the actual situation of the new energy vehicle charging facility operators and their target power stations, Party A provides the new energy vehicle charging facility operators with value-added services such as marketing support, charging facility operation and maintenance, construction / filing / power installation / operation / maintenance of new charging stations, and peripheral supply in the charging stations (“Value-Added Services”);

2)

Party B is a professional big data service company, which aims to provide data & information services and technical services for internet companies. At present, Party B or its controlled affiliate hold and operate the “Kuaidian” App mobile terminal, WeChat applet and other platforms (“Kuaidian Platforms”) and provide information release, technology docking and other services for charging station operators based on the platform, and online charging information services for users with new energy charging needs.

3)

Both Parties intend to carry out exclusive cooperation on some businesses related to the Kuaidian Platforms in order to integrate relevant resources and give full play to their respective advantages. Both Parties understand and agree that the business cooperation stipulated herein is only a framework agreement, and both Parties can further discuss and determine the details based on this Agreement and sign relevant specific agreements as appropriate.

NOW THEREFORE, in accordance with the provisions of relevant laws and regulations of the People’s Republic of China and following the principle of equality and mutual benefit, both Parties hereby enter into this Agreement on matters related to business cooperation through friendly negotiation.

Chapter 1 Cooperation

In this Chapter 1, any reference to “Party A” or “Anji Zhidian” shall refer to Anji Zhidian and its existing or future branches, subsidiaries and entities controlled by any of the foregoing, and any reference to “Party B” or “Jiayu Big Data” shall refer to Jiayu Big Data and its existing or future branches, subsidiaries and entities controlled by any of the foregoing. Each Party shall cause its affiliates to perform their respective obligations in accordance with this Agreement (if applicable); otherwise, the Party shall bear joint and several liabilities for breach of contract with its affiliates.

Both Parties agree that as of the date of this Agreement, they shall advance the following business cooperation in the following principles and under the following terms:

1.1	Principle of Cooperation

Subject to the laws and regulations and regulatory requirements of China, Party A and Party B will jointly explore a business cooperation model suitable for both Parties and fully carry out mutually beneficial cooperation, and are committed to jointly promoting the healthy development of the business areas in which both Parties cooperate and the efficient operation of the Kuaidian Platforms.

1.2	Contents of Cooperation

(a)	Agent Business

Party B irrevocably authorizes Party A to be its exclusive partner in China to expand the business related to the Kuaidian Platforms on behalf of Party B. For the avoidance of doubt, Party A shall operate the Kuaidian Platforms as the exclusive agent of Party B, and Party B shall not enter into agency-based cooperation with any other person on the business related to the Kuaidian Platforms. However, for any other platforms held by Party B other than the Kuaidian Platforms, it is not subject to the said restriction on exclusive cooperation.

As the exclusive agent of Party B to operate the Kuaidian Platforms, Party A shall assist Party B in negotiating cooperation with charging station operators, promote more charging station operators to access the Kuaidian Platforms, and be responsible for providing business negotiation services and technical consulting services for the docking of charging station operators and Party B’s Kuaidian Platforms system, so as to further improve the product competitiveness and market share of the Kuaidian Platforms.

As the operator of the Kuaidian Platforms, Party B shall be obligated to connect the charging facilities operated by the charging station operators developed by Party A to the Kuaidian Platforms, and carry out system docking in accordance with relevant specific cooperation agreement, so as to realize the interconnection between the data of the cooperative charging facilities and the data of the Kuaidian Platforms, and expand the users group of the charging operators as much as possible and improve the operation efficiency and business income level of the charging operators.

(b)	Data Service Business

As a professional big data service company, Party B shall be responsible for the collection, storage, use, processing, transmission, provision, disclosure, deletion, etc. of all kinds of data and information under the businesses related to the Kuaidian Platforms (“Data Service”). That is, Party B can independently determine the purpose and method of processing users’ information or charging facility data collected by any Kuaidian Platforms, including but not limited to the users’ information on the App or applet of the Kuaidian Platforms, the data, the location of charging facilities, interface type, the number of charging piles, the type of charging piles, the electric charges and service charges in peak and valley times, promotional information, the real-time use status, fault information, parking space information of charging piles, etc. shared by the charging station operators to the Kuaidian Platforms.

Meanwhile, based on the above-mentioned data services and for the purpose of carrying out transaction reconciliation and expense settlement for the cooperating businesses related to the Kuaidian Platforms, Party B shall provide Party A with transaction reconciliation and information verification services, and ensure that the reconciliation and settlement results are fed back in a timely, efficient and accurate manner according to Party A’s business settlement needs (except for reasonable error). Party A agrees to unconditionally follow the reconciliation and settlement results fed back by Party B.

If Party A needs to provide relevant data or any other data related services to its customers or potential customers during business negotiations and other business activities, Party B shall make its commercial efforts to assist Party A and directly communicate with Party A’s customers or potential customers to provide data related services according to their requirements. As the agent of Party B to operate the Kuaidian Platforms, Party A does not involve or participate in any data collection, storage, use, processing, transmission, provision, disclosure, deletion and other treatment, and undertakes to store, use, process, transmit, delete or treat the data related to the Kuaidian Platforms to the extent permitted by law. Without the request and/or permission of Party A, Party B shall not provide any data & information related to Party A’s business to any other party.

1.3	Cooperation Expenses

(a)	Agency Service Fee

Party A shall operate the Kuaidian Platforms as an agent of Party B hereunder, and Party B shall pay Party A a consideration equivalent to the value of the services provided by Party A (“Agency Service Fee”) based on the quality and performance of Party A’s agency services.

Based on the current situation of the Kuaidian business, the service fee is closely related to the charging station operators. Both Parties agree to re-examine and re-negotiate the Agency Service Fee from time to time according to the cooperation status of the charging station operators, and sign a specific reconciliation statement.

After receiving the Agency Service Fee paid by Party B, Party A shall issue to Party B a valid VAT special invoice of the same amount (at the tax rate of [Redacted]%).

(b)	Technical Service Fee

Party B shall provide Party A with the data service related to the Kuaidian Platforms hereunder, and based on the data service, Party B shall provide Party A with the transaction reconciliation and information verification services for the purpose of carrying out transaction reconciliation and expense settlement for the cooperating businesses related to the Kuaidian Platforms.

Party A will pay Party B the corresponding consideration (“Technical Service Fee”), and both Parties agree to re-examine and re-negotiate the Technical Service Fee from time to time according to the cooperation status, and sign a specific reconciliation statement.

After receiving the Technical Service Fee paid by Party A, Party B shall issue to Party B a valid special VAT invoice of the same amount (at the tax rate of [Redacted]%)

(c)

Both Parties agree that the fee paid by a Party to the other Party hereunder shall be a reasonable price determined for the content and nature of the services provided. In principle, the payment of the fee shall not cause any difficulty in the operation of either Party. For the said purpose and to the extent of realizing the said principle, the fee settlement arrangement can be adjusted by both Parties in writing after mutual consensus.

1.4	Most Favorable Treatment

(a)

Based on the strategic cooperation between both Parties, both Parties agree to offer the most preferential treatment to each other. Unless otherwise agreed by both Parties, each Party shall have the right to become the preferred partner of the other Party and enjoy the most preferential treatment offered by the other Party under the same conditions, and the cooperation treatment and benefits offered by one Party to the other Party shall not be inferior to those offered to any other partner by the other Party under the same conditions. For the avoidance of doubt, if Party B carries out new business or enters other fields, Party A shall have the right to take precedence over third parties to cooperate with Party B under the same conditions.

(b)

If either Party has offered or will offer any rights, terms and conditions (including but not limited to the scope of content, time, period, cost, priority and other conditions of providing content, collectively “More Favorable Terms”) in any business cooperation with any third party which are more favorable to those offered to the other Party, such Party shall have the right to automatically enjoy such More Favorable Terms and apply such More Favorable Terms to the business cooperation hereunder.

1.5	Other Conventions

(a)

Party A and Party B may authorize the signing of specific business cooperation agreements, letters of confirmation and other documents on the said contents, including but not limited to jointly signing a tripartite cooperation agreement with the charging station operators, and agreeing on the use methods, use fees, settlement method and other specific arrangements.

(b)

Unless otherwise agreed, the intellectual properties or related interests contained in the data, information and items provided by either Party to the other Party in the process of business cooperation shall belong to the providing Party;

(c)

Each Party shall guarantee and undertake to the other Party that: this Agreement, once signed, will constitute legal and valid obligations binding upon it; it has made or will make its best efforts to obtain all necessary licenses, consents and approvals required by relevant laws and regulations and government departments for its carrying out the business cooperation hereunder, and to ensure that the foregoing licenses, consents and approvals will remain valid during the term of this Agreement. For the avoidance of doubt, Party B guarantees and undertakes that any change in its equity structure, actual control, internal organizational structure, management personnel, etc., will not affect the validity of this Agreement and its binding force on Party B.

Chapter 2 Effectiveness and Term

This Agreement shall come into force after being duly executed by the Parties and shall be valid for five (5) years. Within six (6) months before the expiration of the term, both Parties may negotiate on the renewal of this Agreement; in case of no objection, this Agreement shall be renewed for one (1) year, and each renewed term can be further renewed in a similar fashion. If both Parties have concluded a specific cooperation agreement on any part of the cooperation, the content and duration of such part of cooperation shall be subject to the specific cooperation agreement actually signed. If no specific cooperation agreement is concluded or there is any matter not mentioned in the specific cooperation agreement, that part of cooperation or that matter shall be handled in accordance with this Agreement. After the termination of the cooperation period, the business already commenced during the cooperation period shall not automatically terminate; instead, both Parties shall continue to duly complete the businesses already commenced during the cooperation period.

Chapter 3 Breach

3.1	Breach and Early Termination

(a)	Either Party (the “Breaching Party”) who fails to perform its obligations hereunder shall constitute a breach of this Agreement (“Breach”);

(b)

In case of serious Breach by the Breaching Party, the non-breaching Party (the “Non-breaching Party”) shall have the right to notify the Breaching Party in writing of its Breach, and the Breaching Party shall remedy its Breach within thirty (30) days from the date of the notice. If the Breaching Party fails to remedy the Breach at the expiration of such thirty (30) days, the Non-breaching Party shall have the right to terminate this Agreement. If either Party has already made it clear (orally, in writing or by act) before the expiration of the term hereof that it will not perform its major obligations hereunder, or the Breach of the Breaching Party (including a Breach caused by force majeure) has made both Parties unable to achieve the basic purpose of this Agreement, the Non-breaching Party shall have the right to terminate this Agreement.

3.2	Compensation for Breach

The Breaching Party shall compensate the Non-breaching Party for all direct costs, liabilities, or losses incurred due to its Breach.

3.3	Specific Performance

In addition to other rights and remedies hereunder, the Non-breaching Party shall also have the right to require the Breaching Party to specifically and fully perform its obligations hereunder.

Chapter 4 Termination

4.1	Termination

This Agreement shall be terminated under any of the following circumstances: (1) in case either Party goes bankrupt, becomes insolvent, goes into liquidation or dissolution procedures, suspends business or cannot pay off its due debts or cannot exist for other reasons during the cooperation period, the Party shall submit a written explanation to the other Party, and the other Party shall have the right to send a written notice to terminate this Agreement thirty (30) days in advance; (2) both Parties agree to rescind or terminate this Agreement through consultation in writing.

4.2	Effect of Termination

If this Agreement is terminated in accordance with the provisions of this Chapter 4, the rights and obligations hereunder shall be terminated as well, and this Agreement will no longer be binding upon either Party, provided that (1) the provisions of Chapter 3 (Breach), Chapter 4 (Termination), Chapter 5 (Confidentiality) and Chapter 6 (Governing Law and Dispute Resolution) shall survive; and (2) the termination of this Agreement shall not exempt either Party’s liability for its Breach hereunder.

Chapter 5 Confidentiality

5.1	Confidential Information

Both Parties acknowledge that this Agreement, the contents of this Agreement, the transactions contemplated hereunder, as well as all data, information and materials related to the transactions shall be treated as confidential information.

5.2	Confidentiality Obligations

Both Parties agree that they shall, and shall ensure that their affiliates and their respective officers, directors, employees, agents, representatives, accountants and legal advisers to, keep all confidential information received or obtained by them confidential and shall not disclose to any third party or use it.

5.3	Excluded Disclosure

The confidentiality obligations under this Chapter shall not apply to: (i) any information permitted to be disclosed in accordance with the provisions hereof; (ii) any information that is publicly available at the time of disclosure and is not disclosed due to any breach of this Agreement by either Party or its affiliates, or its or its affiliates’ officers, employees, agents, representatives, accountants and legal advisers; (iii) any information obtained by either Party from a bona fide third party without confidentiality obligations; or (iv) any information disclosed to the extent mutually agreed by both Parties. In addition, each Party may disclose the said information to its affiliates and its or its affiliates’ investors, officers, directors, employees, partners, shareholders, agents, representatives, accountants and legal advisers to the extent necessary for the purpose of performing this Agreement, provided that it shall ensure that such persons undertake the same confidentiality obligations.

Chapter 6 Governing Law and Dispute Resolution

6.1	Governing Law

The conclusion, validity, interpretation and performance of this Agreement and the resolution of any dispute arising therefrom shall be governed by the laws of China.

6.2	Dispute Resolution

(a)

Any dispute, controversy or claim arising from or in connection with this Agreement or its Breach, termination or invalidity (collectively, “Disputes”) shall be resolved by both Parties through friendly negotiation. If such negotiation fails, either Party may submit the dispute to the court with jurisdiction in Anji County, Zhejiang Province, China where this Agreement is signed for litigation;

(b)

The above provisions of this Article 6.2 shall not prevent the Parties from applying for any pre-litigation preservation or injunctive relief available for any reason, including but not limited to the subsequent application for enforcement of the judgment of the litigation.

Chapter 7 General Provisions

7.1	Fees and Taxes

Any costs, expenses and taxes incurred by each Party for the execution of this Agreement and the performance of the transactions contemplated hereunder shall be borne by each Party respectively in accordance with the applicable laws of China.

7.2	Notice

A notice or other communication sent by one Party to the other Party in connection with this Agreement (the “Notice”) shall be made in writing (including but not limited to letter or e-mail), and shall be deemed as to be served: (1) when it is received and signed by the notified person if it is delivered by hand, and it shall not be deemed to be effectively served if it is not received and signed by the notified person; (2) seven (7) days after posting if it is sent by registered mail or express mail; or (3) when the e-mail system shows that the e-mail is actually received by the notified person if it is sent by an e-mail. For the purpose of serving the notice, the contact information of both Parties is as follows:

(a)	If to Party A:

Address:

Tel:

Attention:

(b)	If to Party B:

Address:

Tel:

Attention:

In case of any change in the mailing address or number of either Party (the “Changing Party”), the Changing Party shall notify the other Party within seven (7) days after the change. If the Changing Party fails to notify the change within the said period, and a notice is delivered to the Changing Party’s contact information before the change in accordance with Article 7.2, such notice shall be deemed to have been effectively served to the Changing Party and the losses caused thereby, if any, shall be borne by the Changing Party itself.

7.3	Assignment and Succession

Unless otherwise expressly agreed herein or agreed by both Parties in writing, neither Party shall transfer this Agreement or any of its rights and obligations hereunder for any reason. Notwithstanding the foregoing, each Party may transfer its rights and obligations hereunder to its affiliates without the consent of the other Party, but the transferring Party shall notify the other Party in advance of the transfer and the information of its affiliate to which its rights and obligations are transferred, and such affiliate shall have the qualification and ability to conduct the cooperation as agreed in Chapter 1 hereof. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

7.4	Severability

If any term or other provision of this Agreement is deemed invalid, illegal or unenforceable in accordance with any laws, regulations or public policies, all other terms and provisions of this Agreement shall remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereunder has not been materially and adversely affected to either Party in any form. When any term or other provision of this Agreement is deemed invalid, illegal or unenforceable, both Parties shall negotiate in good faith to amend this Agreement to realize the original intention of both Parties as close as possible in an acceptable manner, so as to complete the transactions contemplated hereunder as far as possible according to the original plan.

7.5	Entire Agreement

This Agreement contains all understandings and agreements between the Parties with respect to the transactions contemplated hereunder, and shall supersede all written and oral agreements and commitments between the Parties with respect to the transactions contemplated hereunder prior to the Date of Signing.

7.6	Waiver

Either Party may (a) extend the period for the other Party to perform any obligation or take any action, (b) waive the right to hold the other Party accountable for any inaccuracy of the representations and warranties made by it in this Agreement or any other transaction document, or (c) waive the right to request the other Party’s compliance with any covenant or condition contained herein. Such extension or waiver shall be effective only after the Party bound has signed a written document expressly stating the extension or waiver. Either Party’s waiver of any breach of the terms of this Agreement shall not be deemed or construed as a further waiver or continuing waiver of such breach, or a waiver of any other breach or subsequent breach. Except as otherwise provided herein, either Party’s failure to exercise or delay in exercising any right, power or remedy under this Agreement or otherwise available in accordance with laws and regulations shall not be deemed as its waiver of such right, power or remedy, nor such Party’s single or partial exercise of such right, power or remedy shall exclude any other or further exercise of such right, power or remedy, or the exercise of any other right, power or remedy.

7.7	Amendment

No modification or amendment to this Agreement shall take effect unless it is made and signed by both Parties in writing.

7.8	Counterpart

This Agreement is made in two (2) copies, one (1) for each Party respectively, all of which shall be deemed as an original and have the same legal effect.

(Followed by Signature Pages.)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written.

Zhejiang Anji Zhidian Holding Co., Ltd. (seal)

Signature:	/s/ WANG Yang
Name: WANG Yang
Title: Legal Representative

Signature page to the Business Cooperation Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first above written.

Zhejiang Anji Jiayu Big Data Technology Service Co., Ltd. (seal)

Signature:	/s/ YANG Tianyue
Name: YANG Tianyue
Title: Legal Representative

Signature page to the Business Cooperation Agreement